Exhibit 99.1

GOLDFIELD ANNOUNCES THIRD-QUARTER 2017 RESULTS

MELBOURNE, Florida, November 7, 2017 - The Goldfield Corporation (NYSE American: GV), a leading provider of electrical construction services for the utility industry and industrial customers, today announced financial results for the three and nine months ended September 30, 2017. Through its subsidiaries, Power Corporation of America, C and C Power Line, Inc. and Southeast Power Corporation, Goldfield provides electrical construction services primarily in the Southeast and mid-Atlantic regions of the United States and Texas.
President and Chief Executive Officer John H. Sottile said, “Results in the third quarter were below our expectations. We experienced a lower volume of MSA work, and our customers offered fewer bid opportunities than last year. Additionally, our Texas operations incurred a loss in the quarter due to the retention of personnel for projects which did not materialize. On the positive side, we were proud to assist in storm restoration efforts after Hurricane Irma, working with most of the major utilities in Florida to restore power.
“Despite the challenges we faced in the third quarter, we work in a very healthy industry and expect to see opportunities develop over the coming quarters. This dynamic is supported by our growing backlog, which increased over 19 percent year over year in the third quarter, as well as strong strategic relationships with our customers,” Mr. Sottile concluded.
Nine Months Ended September 30, 2017
For the nine months ended September 30, 2017, compared to the same period in 2016:

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Total revenue decreased 14.5% to $84.3 million from $98.7 million attributable to fewer bid opportunities and the inclusion in the 2016 period of certain large, higher margin fixed-price projects, partially offset by storm restoration work.

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Gross margin on electrical construction operations decreased to 22.2% from 26.5% due to the inclusion in the 2016 period of certain large, higher margin fixed-price projects, reduced productivity in the Texas operations and lower revenue.

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Operating income decreased to $8.6 million from $17.0 million due to the inclusion in the 2016 period of certain large, higher margin fixed-price projects, as well as a decline in bid opportunities and a third-quarter loss in the Texas operations attributable to the retention of personnel for certain potential projects that did not materialize.

•	Net income declined to $5.0 million, or $0.20 per share, from $10.4 million, or $0.41 per share.

•	EBITDA (a non-GAAP measure)(1) decreased to $13.8 million from $21.6 million as a result of the same factors which drove operating income.
Three Months Ended September 30, 2017
For the three months ended September 30, 2017, compared to the same period in 2016:

•	Total revenue decreased 20.1% to $24.5 million from $30.7 million mainly attributable to a lower volume of MSA work and fewer bid opportunities, partially offset by storm restoration work.

•	Gross margin on electrical construction operations decreased to 14.0% compared to 21.9% due to lower revenue and reduced labor and equipment productivity, particularly in the Texas operations.

•
Operating income decreased to $139,000 from $3.7 million due to a lower volume of MSA work, fewer bid opportunities and a loss in the Texas operations attributable to the retention of personnel and equipment for certain potential projects that did not materialize.

•	Net loss was $157,000, or $(0.01) per share, from net income of $2.3 million, or $0.09 per share.

•	EBITDA (a non-GAAP measure)(1) decreased to $1.8 million from $5.3 million as a result of the same factors which drove operating income.
Backlog
As of September 30, 2017, total backlog, which includes total revenue estimated over the remaining life of the MSAs plus estimated revenue from fixed-price contracts, increased to $202.9 million, from $170.3 million as of September 30, 2016, an increase of 19.2 percent, mainly due to the successful renewal of an MSA agreement offset by existing MSA backlog run off and adjustments to existing MSA backlog estimates. The Company’s 12-month electrical construction backlog improved to $93.6 million compared to $75.9 million one year ago, while 12-month estimated MSA backlog increased 37 percent. The size and amount of future projects awarded under MSAs cannot be determined with certainty and revenue from such contracts may vary substantially from current estimates.

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Backlog is estimated at a particular point in time and is not determinative of total revenue in any particular period. It does not reflect future revenue from a significant number of short-term projects undertaken and completed between the estimated dates.
Conference Call
The Company’s President and Chief Executive Officer John H. Sottile and Chief Financial Officer Stephen R. Wherry will host a conference call and webcast to discuss results at 10 a.m. Eastern time on November 8, 2017. To participate in the conference call via telephone, please dial (866) 373-3407 (domestic) or (412) 902-1037 (international) at least five minutes prior to the start of the event. Goldfield will also webcast the conference call live via the internet. Interested parties may access the webcast at http://thegoldfieldcorp.equisolvewebcast.com/q3-2017 or through the Investor Relations section of the Company’s website at http://www.goldfieldcorp.com. Please access the website at least 15 minutes prior to the start of the call to register and download and install any necessary audio software. The webcast will be archived at this link or through the Investor Relations section of the Company’s website for six months. Investors can access the financial results (including any information required by Regulation G) at http://ir.goldfieldcorp.com/financial-results.
About Goldfield
Goldfield is a leading provider of electrical construction services engaged in the construction of electrical infrastructure for the utility industry and industrial customers, primarily in the Southeast and mid-Atlantic regions of the United States and Texas. For additional information on our third quarter 2017 results, please refer to our report on Form 10-Q being filed with the Securities and Exchange Commission and visit the Company’s website at http://www.goldfieldcorp.com.
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(1) Represents Non-GAAP Financial Measure - The non-GAAP financial measure used in this earnings release is more fully described in the accompanying supplemental data and reconciliation of the non-GAAP financial measure to the reported GAAP measure. The non-GAAP measure in this press release and on The Goldfield Corporation’s website is provided to enable investors and analysts to evaluate the Company’s performance excluding the effects of certain items that impact the comparability of operating results between reporting periods and compare the Company’s operating results with those of its competitors. This measure should be used to supplement, and not in lieu of, results prepared in conformity with GAAP. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly-titled measures of other companies.

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Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995 throughout this document. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” and “continue” or similar words. We have based these statements on our current expectations about future events. Although we believe that our expectations reflected in or suggested by our forward-looking statements are reasonable, we cannot assure you that these expectations will be achieved. Our actual results may differ materially from what we currently expect. Factors that may affect the results of our operations include, among others: the level of construction activities by public utilities; the concentration of revenue from a limited number of utility customers; the loss of one or more significant customers; the timing and duration of construction projects for which we are engaged; our ability to estimate accurately with respect to fixed price construction contracts; and heightened competition in the electrical construction field, including intensification of price competition. Other factors that may affect the results of our operations include, among others: adverse weather; natural disasters; effects of climate changes; changes in generally accepted accounting principles; ability to obtain necessary permits from regulatory agencies; our ability to maintain or increase historical revenue and profit margins; general economic conditions, both nationally and in our region; adverse legislation or regulations; availability of skilled construction labor and materials and material increases in labor and material costs; and our ability to obtain additional and/or renew financing. Other important factors which could cause our actual results to differ materially from the forward-looking statements in this press release are detailed in the Company’s Risk Factors and Management’s Discussion and Analysis of Financial Condition and Results of Operation sections of our Annual Report on Form 10-K and Goldfield’s other filings with the Securities and Exchange Commission, which are available on Goldfield’s website: http://www.goldfieldcorp.com. We may not update these forward-looking statements, even in the event that our situation changes in the future, except as required by law.

For further information, please contact:
The Goldfield Corporation
Kristine Walczak
Phone:    (312) 780-7205
Email:     kwalczak@dresnerco.com

- Tables Follow -

The Goldfield Corporation and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Revenue
Electrical construction	$23,616,373	$29,653,625	$81,869,487	$95,385,820
Other	890,842	1,000,538	2,471,473	3,283,799
Total revenue	24,507,215	30,654,163	84,340,960	98,669,619
Costs and expenses
Electrical construction	20,299,375	23,161,561	63,718,948	70,096,028
Other	600,597	663,320	1,691,601	2,298,227
Selling, general and administrative	1,625,027	1,532,689	4,959,782	4,607,106
Depreciation and amortization	1,824,875	1,590,233	5,386,364	4,672,078
Loss (gain) on sale of property and equipment	18,594	(19,056)	30,158	(914)
Total costs and expenses	24,368,468	26,928,747	75,786,853	81,672,525
Total operating income	138,747	3,725,416	8,554,107	16,997,094
Other income (expense), net
Interest income	10,320	10,009	23,509	25,369
Interest expense, net of amount capitalized	(202,054)	(146,022)	(474,512)	(457,313)
Other income, net	14,810	12,903	45,277	42,363
Total other expense, net	(176,924)	(123,110)	(405,726)	(389,581)
(Loss) income from continuing operations before income taxes	(38,177)	3,602,306	8,148,381	16,607,513
Income tax provision	15,345	1,298,420	3,018,861	6,089,367
(Loss) income from continuing operations	(53,522)	2,303,886	5,129,520	10,518,146
Loss from discontinued operations, net of income tax benefit of $61,556, $0, $61,556 and $66,077, respectively	(103,487)	—	(103,487)	(108,007)
Net (loss) income	$(157,009)	$2,303,886	$5,026,033	$10,410,139
Net (loss) income per share of common stock — basic and diluted
Continuing operations	$0.00	$0.09	$0.20	$0.41
Discontinued operations	—	—	—	—
Net (loss) income	$(0.01)	$0.09	$0.20	$0.41
Weighted average shares outstanding — basic and diluted	25,451,354	25,451,354	25,451,354	25,451,354

The Goldfield Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	September 30,	December 31,
	2017	2016
ASSETS
Current assets
Cash and cash equivalents	$20,431,327	$20,599,648
Accounts receivable and accrued billings, net	18,406,579	19,094,407
Costs and estimated earnings in excess of billings on uncompleted contracts	7,317,033	7,313,099
Income taxes receivable	1,552,590	533,837
Residential properties under construction	2,716,566	1,552,131
Prepaid expenses	1,296,655	1,037,715
Other current assets	1,158,160	1,298,044
Total current assets	52,878,910	51,428,881

Property, buildings and equipment, at cost, net	37,203,801	33,245,947
Deferred charges and other assets	6,415,229	6,627,329
Total assets	$96,497,940	$91,302,157

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$9,044,016	$11,386,119
Current portion of notes payable, net	6,098,675	6,101,855
Accrued remediation costs	120,770	102,526
Other current liabilities	152,302	845,057
Total current liabilities	15,415,763	18,435,557

Deferred income taxes	7,802,301	8,204,324
Accrued remediation costs, less current portion	206,375	112,380
Notes payable, less current portion, net	18,876,921	16,231,373
Other accrued liabilities	919,985	67,961
Total liabilities	43,221,345	43,051,595
Commitments and contingencies
Stockholders’ equity
Common stock	2,781,377	2,781,377
Capital surplus	18,481,683	18,481,683
Retained earnings	33,321,722	28,295,689
Common stock in treasury, at cost	(1,308,187)	(1,308,187)
Total stockholders’ equity	53,276,595	48,250,562
Total liabilities and stockholders’ equity	$96,497,940	$91,302,157

The Goldfield Corporation and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
(Unaudited)
EBITDA, a non-GAAP performance measure used by management, is defined as net income (loss) plus: interest expense, provision (benefit) for income taxes and depreciation and amortization, as shown in the table below. EBITDA, a non-GAAP financial measure, does not purport to be an alternative to net income (loss) as a measure of operating performance. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly-titled measures of other companies. We use, and we believe investors benefit from the presentation of, EBITDA in evaluating our operating performance because it provides us and our investors with an additional tool to compare our operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect our core operations. We believe that EBITDA is useful to investors and other external users of our financial statements in evaluating our operating performance because EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, and depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
EBITDA	2017	2016	2017	2016
Net (loss) income (GAAP as reported)	$(157,009)	$2,303,886	$5,026,033	$10,410,139
Interest expense, net of amount capitalized	202,054	146,022	474,512	457,313
Provision for income taxes, net (1)	(46,211)	1,298,420	2,957,305	6,023,290
Depreciation and amortization (2)	1,824,875	1,590,233	5,386,364	4,672,078
EBITDA	$1,823,709	$5,338,561	$13,844,214	$21,562,820
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(1) Provision for income tax, net is equal to the total amount of tax provision, which includes the tax benefit for discontinued operations.
(2) Depreciation and amortization includes depreciation on property, plant and equipment and amortization of finite-lived intangible assets.